Exhibit 10.6

2021 FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

[Name]

Congratulations!

On _____________, 20____ (the “Grant Date”), Leggett & Platt, Incorporated (the “Company”) granted you a Restricted Stock Unit Award (the “Award”) under the Company’s Flexible Stock Plan (the “Plan”). The Award is granted subject to the enclosed Terms and Conditions – Restricted Stock Unit Award (the “Terms and Conditions”).

You have been granted a base award of [                ] Restricted Stock Units (“RSUs”). Your Award will vest in one-third increments on the first, second and third anniversaries of the Grant Date, at which times you will be issued one share of the Company’s common stock for each vested RSU.

You are not required to accept the Award. By signing below, you confirm that you understand and agree that this Award of Restricted Stock Units is granted in exchange for you agreeing to the Terms and Conditions and the Plan, that the Terms and Conditions and the Plan are included in this Agreement by reference, and that you are not otherwise entitled to the Award. A summary of the Plan and the Company’s most recent Annual Report to Shareholders are available upon request to the Corporate Human Resources Department.

Accepted and Agreed:

                                                                                                Date:

This award letter and the enclosed materials are part of a prospectus covering securities that have been registered under the Securities Act of 1933. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.

TERMS AND CONDITIONS – RESTRICTED STOCK UNIT AWARD

1. Vesting of Award and Form of Payout. With the exception of early vesting for circumstances described in Sections 3 and 4, this Award will vest in one-third increments on the first, second and third anniversaries of the Grant Date (the “Vesting Dates”). On each Vesting Date, you will be issued one share of the Company’s common stock for each vested RSU, subject to reduction for tax withholding as described in Section 7.

2. Termination of Employment. Except as provided in Section 3 and Section 4, if your employment is terminated for any reason before a Vesting Date, your right to any unvested shares under this Award will terminate immediately upon such termination of employment. Termination of employment and similar terms when used in this Award refer to a termination of employment that constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code. The employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

3. Early Vesting. If your termination of employment is due to one of the following events, your Award will vest as follows:

(a)	If your termination of employment is due to Retirement (as defined below), your Award will continue to vest on each of the Vesting Dates.

“Retirement” means a termination, other than for Cause (as defined below), occurring (i) on or after age 65, or (ii) on or after the date at which the combination of your age and your years of service with the Company or any company or division acquired by the company is greater than or equal to 70 years.

(b)	If your termination of employment during the vesting period is due to death or Disability (as defined below), your Award will vest immediately and be payable within 60 days of such event.

“Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year.

4. Change in Control. If a Change in Control of the Company (as defined in the Flexible Stock Plan, the “Plan”) occurs and your employment is terminated either (i) by the Company (for reasons other than Disability or Cause, as defined below) or (ii) by you for Good Reason (as defined below), then your Award will vest and the Company (or its successor) will issue the vested shares to you within thirty (30) days following your termination of employment (subject to delay until the first day of the first month that is more than six months following your separation from service to the extent required in Section 16.7 of the Plan, if you are a specified employee within the meaning of Section 409A of the Internal Revenue Code).

(a)	Termination by Company for Cause. Termination for “Cause” under this Agreement shall be limited to the following:

(i)

Your conviction of any crime involving money or other property of the Company or any of its affiliates (including entering any plea bargain admitting criminal guilt), or a conviction of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

(ii)

Your willful act or omission involving fraud, misappropriation, or dishonesty that (i) causes significant injury to the Company or (ii) results in significant personal enrichment to you at the expense of the Company; or

(iii)

Your continued, repeated, willful failure to substantially perform your duties; provided, however, that no discharge shall be deemed for Cause under this subsection (a) unless you first receive written notice from the Company advising you of specific acts or omissions alleged to constitute a failure to perform your duties, and such failure continues after you have had a reasonable opportunity to correct the acts or omissions so complained of.

A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that your position is redundant or unnecessary or that your performance is unsatisfactory for reasons not otherwise specified above.

(b)

Termination by Employee for Good Reason. You may terminate your employment for “Good Reason” by giving notice of termination to the Company following (i) any action or omission by the Company described in this Section or (ii) receipt of notice from the Company of the Company’s intention to take any such action or engage in any such omission.

The actions or omissions which may lead to a termination of employment for Good Reason are as follows:

(i)	A reduction by the Company in your base salary as in effect immediately prior to the Change in Control; or

(ii)

A change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control that results in a material diminution within the Company of title, status, authority or responsibility; or

(iii)	A material reduction in your target annual incentive opportunity as in effect immediately prior to the Change in Control, expressed as a percentage of base salary; or

(iv)

A requirement by the Company that you be based or perform your duties anywhere other than at the location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control; or

(v)

A material reduction in annual target value of your long-term incentive awards as in effect immediately prior to the Change in Control (with the value determined in accordance with generally accepted accounting standards); or

(vi)	A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 11 of this Agreement; or

(vii)

Any purported termination of your employment for Disability or for Cause that is not carried out pursuant to a notice of termination which satisfies the requirements of Section 4(c); and for purposes of this Agreement, no such purported termination shall be effective.

(c)

Notice of Termination. Any purported termination by the Company of your employment shall be communicated by notice of termination to the other party. A notice of termination shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the Section so indicated.

(d)

Date of Termination. The date your employment is terminated under Section 4 of this Agreement is called the “Date of Termination.” In cases of Disability, the Date of Termination shall be 30 days after notice of termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period). If your employment is terminated for Cause, the Date of Termination shall be the date specified in the notice of termination. If your employment is terminated for Good Reason, the Date of Termination shall be the date set out in the notice of termination.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30-day period, then the disputing party’s claims regarding the termination shall be forever deemed waived.

5. Transferability. The Award may not be transferred, assigned, pledged or otherwise encumbered until the underlying shares have been issued.

6. No Rights as Shareholder. You will not have the rights of a shareholder with respect to this Award until the underlying shares have been issued. You will not have the right to vote the shares or receive any dividends that may be paid on the underlying shares prior to issuance.

7. Withholding. You will recognize taxable income equal to the fair market value of the shares on each Vesting Date. This amount is subject to ordinary income tax and payroll tax. The Company will withhold (at the Company’s required withholding rate) any amount required to satisfy applicable tax laws from the shares issued.

The income and tax withholding generated by the issuance of shares to you will be reported on your W-2. If your personal income tax rate is higher than the Company’s required withholding rate, you will owe additional tax on the issuance. After payment of the ordinary income tax, your shares will have a tax basis equal to the closing price of L&P stock on the Vesting Date.

8. Restrictive Covenants. Due to your leadership role in the Company, you are in a position of trust and confidence and have access to and knowledge of valuable confidential information of the Company, including business processes, techniques, plans, and strategies across the Company, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, trade secrets, and other confidential information that if known outside the Company would cause irreparable harm to the Company. In addition, you may have influence upon customer or supplier relationships, goodwill or loyalty which are valuable interests to the Company.

During your employment and through one year after each Vesting Date of this Award, you will not directly or indirectly (i) solicit orders from or seek or propose to do business with any customer, supplier, or vendor of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, (ii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies, or (iii) engage in activity that may require or inevitably will require disclosure of trade secrets, proprietary information, or confidential information. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved during the last year of your employment in the Restricted Territory. “Restricted Territory” means any geographic area in which any of the following occurred or existed during the last year of your employment with one or more of the Companies: (i) you contacted any customer, supplier or vendor, or (ii) any customer, supplier or vendor you serviced or used were located, or (iii) operations for which you had responsibility sold any products, or (iv) any products you designed were sold or distributed. You agree the covenants in this Section are reasonable in time and scope and justified based on your position and receipt of the Award. In the event you violate the terms of this Section, the one-year term of the restrictive covenants shall be automatically extended by the period you were violating any term of this Section and by any period that the Companies seek to enforce its rights for any violating conduct through litigation.

If you violate the preceding paragraph, then you will pay to the Company any Award Gain you realized from this Award. “Award Gain” is equal to (i) the number of shares distributed to you on a Vesting Date of this Award times the fair market value of L&P stock on the such Vesting Date (including the tax withholding), minus (ii) any non-refundable taxes paid by you as a result of the distribution. In addition, the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against you for any breach or threatened breach of this Section from any court of competent jurisdiction, without the necessity of showing any actual damages or showing money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such equitable relief shall be in addition to, not in lieu of, any legal remedies, monetary damages, or other available forms of relief.

If any restriction in this Section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

9. Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

10. Plan Controls; Committee. This Award is subject to all terms, provisions and definitions of the Plan, which is incorporated by reference. In the event of any conflict, the Plan will control over this Award. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

11. Assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Award in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Award. As used in this Award, “Company” means (i) Leggett & Platt, Incorporated, its subsidiaries and affiliates, and (ii) any successor to its business and/or assets which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Award by operation of law.

12. Section 409A. The Company believes this Award constitutes a short-term deferral within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder. Notwithstanding anything contained in these Terms and Conditions, it is intended that the Award will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Award will be interpreted to meet such requirements.

To the extent permitted by Section 409A, the Committee retains the right to delay a distribution of this Award if the distribution would violate securities laws or otherwise result in material harm to the Company.

13. Data Privacy. You acknowledge and agree that the Company may collect and use your personal information to implement and administer the Award. This personal information may include, without limitation, your: employee identification number; first and last names; home and other physical address; email addresses; telephone and fax numbers; organization name, job title, and department name; reporting hierarchy; work history; performance ratings; and payroll information. You further acknowledge and agree that the Company may disclose such information to non-agent third parties assisting the Company in administering the Award.

Additional information concerning the Company’s collection and use of your personal information is available in the Privacy Policy located on the Company’s intranet site.

14. Other. In the absence of any specific agreement to the contrary, the grant of this Award to you will not affect any right of the Company or its subsidiaries to terminate your employment or your right to resign from employment.

This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Award is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.